Exhibit 99.1

Press Contact:

Rex Graham

Corporate Communications

(858) 232-2706

ragraham@sandiegobiotechnology.com

CARDIUM ANNOUNCES POSITIVE INTERIM PHASE 3 CLINICAL DATA

SHOWING SIGNIFICANT EFFICACY OF GENERX® ANGIOGENIC GENE THERAPY

FOR MYOCARDIAL ISCHEMIA DUE TO CORONARY ARTERY DISEASE

AT THE 2014 BIO INTERNATIONAL CONVENTION

Pioneering Angiogenic Gene Therapy for the Potential Treatment of

Millions of Patients with Heart Disease Worldwide

SAN DIEGO, CA – June 24, 2014 – Taxus Cardium Pharmaceuticals Group Inc. (Trading Symbol: CRXM) will report today at the Biotechnology Industry Organization’s 2014 BIO International Convention on a pre-specified interim analysis from its international ASPIRE Phase 3 registration clinical study of Generx® Ad5FGF-4, Cardium Therapeutics’ angiogenic gene therapy product candidate for patients with myocardial ischemia due to coronary artery disease. The presentation at the 2014 BIO International Convention, now underway at the San Diego Convention Center, will be by Christopher Reinhard, Taxus Cardium’s Chief Executive Officer and Cardium Therapeutics’ co-founder, at 4:30 pm June 24 in the Mission Beach room.

Cardium will report on positive safety and statistically significant efficacy data from a randomized, multi-center, controlled study’s primary registration endpoint of improvement in cardiac perfusion (blood flow) with Generx compared to the control group. Myocardial perfusion was measured by single-photon emission computed tomography (SPECT), a standard way of measuring blood flow at rest and during stress. Blood flow under stress was inadequate in all patients entering the study, as it is in millions of patients with heart disease worldwide. Patients were then randomized to receive the Generx product candidate or standard medical treatment for myocardial ischemia. Eight weeks following administration, the group of patients who received Generx were found to have significant improvements in myocardial blood flow under stress, as compared to the control group – and the degree of improvement in Generx patients was of a magnitude that is similar to that observed following coronary interventions such as bypass surgery or angioplasty and stenting, as described further below.

The ASPIRE clinical study represents the fifth clinical study under the Generx gene therapy worldwide development program, which when completed will have evaluated over 780 patients at over 100 medical centers in the United States, Western Europe, South America, Canada and the Russian Federation, where the current ASPIRE study is being conducted. The Generx program is considered the largest angiogenic cardiac gene therapy registration dossier in the world. For more information about Taxus Cardium, visit the Company’s website www.cardiumthx.com, and for access to the Generx 2014 BIO International presentation visit http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-presentations.

Generx is designed to be administered one-time, by an interventional cardiologist on an out-patient basis during a brief angiogram-like procedure using a standard balloon catheter. The Generx angiogenic gene therapy product candidate is designed to stimulate the body’s natural healing response to ischemic coronary artery disease by promoting the growth of microvascular circulation in the heart in order to enhance blood flow (cardiac perfusion). Generx is intended as a treatment for patients with myocardial ischemia and persistent angina pectoris (chest pain) due to coronary artery disease, despite optimal medical therapy and bypass surgery or percutaneous coronary intervention (PCI). In addition, this therapy could potentially benefit patients who are diagnosed with cardiac microvascular insufficiency, defined as myocardial ischemia without large vessel disease sufficient to cause ischemia. This group of patients, consisting of about 10-20% of patients with angina pectoris, are not helped by bypass surgery or PCI because these techniques are only applicable to identifiable and treatable lesions in large vessels, and not the growth of smaller vessels.

The primary efficacy endpoint in the ASPIRE clinical study is improvement in myocardial perfusion as measured by changes after eight weeks in the reversible perfusion defect size (RPDS), determined using rest/stress single-photon emission computed tomography (SPECT) imaging. The ASPIRE study’s interim analysis shows that the Generx product candidate, together with Cardium’s new catheter-based delivery protocol, appears to be safe and well tolerated. In addition, statistically significant improvement in myocardial perfusion was identified by the efficacy endpoint of SPECT imaging. The SPECT studies were evaluated by the Los Angeles-based Nuclear Cardiology Core Laboratory at Cedars-Sinai Medical Center, the study’s central analytical core lab. At eight weeks, Generx treatment resulted in a 24% improvement in RPDS, a statistically significant response compared to the control group (p=0.01, n=11). The observed improvement in RPDS with Generx in the ASPIRE trial is consistent with RPDS improvement previously reported in the Generx AGENT Phase 2 clinical study (n=52) [Grines et al., J Am Coll Cardiol. 2003; 42:1339-47]. Furthermore, the improvements in RPDS reported in both the ASPIRE and AGENT clinical studies are similar in magnitude to large vessel revascularization procedures, either bypass surgery or angioplasty (PCI), involving the right coronary artery (RCA), the left anterior descending artery (LAD) and the left circumflex artery (LCx), as reported in patients undergoing these procedures [Berman et al., J Nucl Cardiol. 2001; 8:428-37].

In addition, since the ASPIRE and AGENT perfusion studies were intentionally designed using the same primary quantitative functional efficacy endpoint of RPDS at the same 8 week interval after Generx administration, and both studies were independently statistically significant, Cardium has conducted a pooled analysis of the SPECT results. This additional data analysis of the interim ASPIRE data with the AGENT Phase 2 study data shows that patients treated with Generx have a 25% improvement in RPDS that is also statistically significant compared to the pooled control groups (p=0.005, n=63).

“The new data from the international Phase 3 ASPIRE clinical study further supports findings of safety and efficacy from the four prior and published Generx angiogenic gene therapy (AGENT) clinical studies that have been conducted at over 100 medical centers worldwide. This represents another important step forward in the development of an innovative biology-based microvascular gene therapy tool for the interventional cardiologist designed to broaden the cycle of care for a large number of patients worldwide with myocardial ischemia,” noted Timothy Henry, MD, FACC, who is now the Chief of Cardiology at the Cedars-Sinai Heart Institute. Dr. Henry was previously the Director of Research for the Minnesota Heart Institute, and was an investigator in the Generx AGENT-3 Phase 2b/3 clinical study and first author on the published AGENT-3,-4 study report [Henry et al., J Am Coll Cardiol. 2007; 50: 1038-46].

An independent ten-year prospective study (n=845) has also demonstrated the importance of collateral circulation beyond simply the symptomatic relief of angina. This longitudinal study included a determination of cumulative survival rates related to cardiac mortality in patients with coronary artery disease. The study showed statistically significant increased cardiac survival for patients with well-developed collateral circulation at 97% over the ten year study period, compared to ten-year cardiac survival of 88% for patients with poorly developed collateral vessels (p=0.0109) [Meier et al., Circulation 2007;116:975-83].

“Heart disease is a leading global medical concern and is expected to be so for generations to come. Here at Cardium, we are focused on developing an effective and universally affordable cardiovascular regenerative gene therapy for ease of use within the current practice of medicine that can potentially be accessible to the millions of patients with ischemic heart disease worldwide. Our Generx product candidate is the result of this strategic focus and product development strategy” stated Christopher Reinhard, Taxus Cardium’s chief executive officer and co-founder of Cardium Therapeutics.

“Looking back on the significant innovations in the field of coronary revascularization for heart disease, about every ten years a significant innovation takes hold and is transformative. Diagnostic coronary angiography began in 1958, by-pass surgery became generally available ten years later in 1969, followed by the introduction of angioplasty in 1979, the general use of bare metal stents in 1994, followed by the advent of drug eluting stents in 2002. Working with health authorities, clinical researchers and patients from around the world, we are working to develop Generx microvascular gene therapy as the next big transformative innovation for the fields of gene therapy and interventional cardiology” Reinhard further noted.

An article entitled “Identifying and Overcoming Obstacles in Angiogenic Gene Therapy for Myocardial Ischemia,” by Gabor M. Rubanyi, M.D., Ph.D., Cardium’s Chief Scientific Officer, has just been accepted for publication in the Journal of Cardiovascular Pharmacology. The publication outlines advances in scientific and medical knowledge pioneered by Cardium and others in therapeutic angiogenesis for myocardial ischemia, including mechanistic and biological insights, optimization of clinical trial design, and selection of target patient populations and meaningful efficacy endpoints. The publication also reports, for the first time, the results of studies performed by Cardium researchers demonstrating a synergistic interaction between Generx-expressed fibroblast growth factor-4 (FGF-4) and vascular endothelial growth factor (VEGF) in the promotion of neovessel formation, with evidence that FGF controls angiogenesis upstream of VEGF.

Generx Angiogenic Gene Therapy

Generx [Ad5FGF-4] alferminogene tadenovec product candidate is a gene therapy construct that utilizes an adenovirus serotype 5 delivery vector that is replication-deficient, non-integrating and drives short-term transient expression of the Fibroblast Growth Factor-4 (FGF-4) transgene. Generx is designed to stimulate the body’s natural healing response to ischemic coronary artery disease by promoting microvascular angiogenesis and arteriogenesis, and enhancing cardiac perfusion (blood flow). Adenovirus is the most studied and well-characterized gene therapy delivery vector and has cGMP manufacturing and testing standards established by the FDA. When administered by an interventional cardiologist into the coronary arteries under transient ischemic conditions through the use of a standard balloon catheter, Generx distributes into the heart’s microvascular pathways and transfects heart cells by binding to cell surface coxsackievirus-adenovirus receptors (CAR). CAR receptors are found throughout the surface area of the heart, and the binding affinity of Generx for CAR receptors is enhanced by the induction of transient ischemia and the use of agents like nitroglycerin to boost cell permeability during administration. The transfected heart cells then express and release FGF-4 protein, which promotes the growth of new blood vessels that increase blood flow to ischemic heart tissue.

Company-sponsored pre-clinical research has demonstrated localized FGF-4 protein expression in the heart following Generx administration, and shown that pre-existing antibodies to the adenovector have no significant impact on treatment effect. Recent studies have also shown that FGF is a key angiogenic regulatory protein that can stimulate the release and action of other angiogenic factors, including vascular endothelial growth factors (VEGF), platelet-derived growth factors (PDGF), and hepatocyte growth factor (HGF), to orchestrate and promote the growth of cardiac microvasculature (a functional collateral network) in ischemic cardiac tissue. Research indicates that Generx angiogenic gene therapy has the capacity to enlarge pre-existing collateral arterioles (arteriogenesis) and to form new capillary vessels (angiogenesis) when driven by cardiac hemodynamic-impairment and ischemic stimulus. For additional information about Generx and the ASPIRE clinical study, please visit http://www.cardiumthx.com/generx.html, and view the video at https://www.youtube.com/watch?v=pjUndFhJkjM&feature=email.

Based on a study from the Cleveland Clinic [Mukherjee et al., Am J Cardiol. 1999; 84:598-600], it is estimated that in the U.S. there are approximately 900,000 coronary artery disease patients who could potentially benefit from angiogenic gene therapy, with an addressable market estimate of $3.0 billion, and over 7.0 million patients worldwide, with a potential addressable market approaching $20.0 billion. For many patients, there are few treatment options and the Company believes that Generx angiogenic gene therapy represents a new and innovative biological tool for the interventional cardiologist and potentially a breakthrough therapy for this very substantial market segment.

Generx Clinical Development Program

The current ASPIRE international clinical study is a 100 patient Phase 3 registration, randomized, multi-center study with two parallel arms (Generx and control) that is being conducted at medical centers in the Russian Federation. For information about the ASPIRE clinical study visit the U.S. National Institutes of Health clinical trials website: https://clinicaltrials.gov/ct2/show/NCT01550614.

Consistent with global trends, cardiovascular disease is the leading cause of death in Russia and other CIS countries. In addition, comparative health statistics show that in the Russian Federation there is a relatively earlier onset of heart disease in the general population, and higher overall cardiovascular mortality rates. The overall life expectancy for males in Russia is 64 years, compared to 76 years in the U.S.; and the coronary heart disease death rate for males in Russia is approximately 5 times that in the U.S. The primary registration efficacy endpoint for this study is improvement in myocardial perfusion, as measured by SPECT imaging, further supported by the already extensive Generx registration dossier.

The ASPIRE study has been designed to integrate new catheter-based Generx delivery techniques based on discoveries by Cardium researchers and to build upon findings from four prior Generx clinical studies in the U.S. and Western Europe (AGENT 1-4). The ASPIRE study design is based on that of the U.S.-based Generx Phase 2 clinical study, and employs a quantitative, functional efficacy endpoint of improved myocardial perfusion as measured by changes after eight weeks in RPDS, as assessed and quantified by SPECT imaging.

In addition to the ongoing Phase 3 ASPIRE study, the U.S. FDA has cleared a Generx Phase 3 clinical study with fast track status for women with advanced coronary artery disease (the AWARE study). The AWARE study was designed to evaluate the safety and efficacy of the Generx product candidate in women only based on a prospective, pre-specified gender-based subgroup analysis conducted in the AGENT Phase 2b/3 studies, which showed a large placebo effect in men (based on a treadmill test) that was not significantly different from Generx treatment, and a statistically significant improvement in exercise tolerance time (ETT) in women treated with the Generx product candidate compared to controls (p<0.01) [Henry et al., J Am Coll Cardiol. 2007; 50:1038-46]. In the AGENT Phase 2 study, in which myocardial blood flow was measured directly under rest and stress using SPECT imaging, improvements were observed among men and women (n=52, approximately 88% of whom were men) [Grines et al., J Am Coll Cardiol. 2003; 42:1339-47]. The AGENT Phase 2 study was used to design the international ASPIRE study, while the FDA-cleared AWARE study was placed in abeyance pending completion of the ASPIRE study. For information about the AWARE clinical study visit the U.S. National Institutes of Health clinical trials website: https://clinicaltrials.gov/ct2/show/NCT00438867.

Following successful completion of the international ASPIRE clinical study, a Generx clinical dossier would be submitted for marketing and sales authorization in the Russian Federation, and would be expected to support submissions seeking approval for marketing and sales of Generx in certain other countries of the Commonwealth of Independent States. Cardium also plans to submit the integrated registration dossier to the FDA, and to discuss the harmonization of the U.S. and international clinical study protocols and seek “breakthrough therapy” designation under Section 902 of the Food and Drug Administration Safety and Innovation Act.

Generx Commercialization Activities

Cardium’s management team has been responsible for the development of Generx from the initial scientific discoveries by researchers at the University of California, San Diego, through the first in man U.S.-based clinical studies, and late stage clinical studies, the acquisition of the Generx development program by its strategic pharmaceutical partner Schering AG following the successful completion of a five-year strategic partnership, and the re-acquisition of the Generx development program by Cardium Therapeutics after Schering AG was acquired by Bayer Healthcare.

Since Cardium’s acquisition of the Generx product candidate, the Company has been cleared to conduct two Generx Phase 3 clinical studies, including the AWARE Phase 3 clinical study in the U.S., and the ASPIRE Phase 3 registration clinical study in the Russian Federation. The Generx product candidate has a fully cGMP validated and scalable manufacturing process that has been developed by the Cardium team and initial pharmaceutical strategic partner Schering AG. This process has been further developed in concert with Cardium’s contract manufacturing partner SAFC located in Carlsbad, California.

In connection with the development of the Generx process technology, the Company has on-going product stability studies and data showing that Generx has six year storage stability, which will allow for cost-effective campaign manufacturing. In collaboration with researchers at Essen BioScience (Ann Arbor, MI), Cardium has developed an angiogenic bioassay for commercial batch release, which in addition to Cardium’s already established potency assay, directly demonstrates the ability of FGF-4 protein expressed by Generx to promote new blood vessel formation. Under the ASPIRE protocol, Cardium simplified the pre-administration Generx product preparation process by the hospital pharmacy through the use of the BD PhaSeal™ closed system transfer device, eliminating the need for a biosafety cabinet. The ASPIRE clinical study has also pioneered the safe use of a balloon catheter and transient ischemia to enhance heart cell transfection based on scientific research showing that ischemia exposes CAR to the circulating adenovector, thereby increasing transfection efficiency.

Taxus Cardium Pharmaceuticals Group

Taxus Cardium Pharmaceuticals Group Inc. is a holding company that operates Cardium Therapeutics, a development stage advanced regenerative therapeutics company focused on the late-stage clinical and commercial development of regenerative medicine therapeutics including: (1) Generx®, an interventional cardiology, angiogenic gene therapy product candidate designed for the potential treatment of patients with cardiac microvascular insufficiency and myocardial ischemia due to advanced coronary artery disease; and (2) Excellagen®, an FDA-cleared flowable dermal matrix designed as a professional-use advanced wound care product for the treatment of chronic non-healing diabetic foot, venous and pressure ulcers, which also has additional potential tissue regeneration applications based on stem cells and other biologics (www.excellagen.com). For more information about Taxus Cardium, visit the Company’s website www.cardiumthx.com, and for access to the Generx 2014 BIO International presentation visit http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-presentations.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there can be no assurance that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or in actual use; that Generx can successfully obtain registration status in Russia, breakthrough therapy designation in the United States, or any other advancement based on clinical study results or other product characteristics; that new clinical studies will be successful or will lead to approvals or clearances from health regulatory authorities, or that approvals in one jurisdiction will help to support studies or approvals elsewhere; that the company can attract suitable commercialization partners for our products or that we or partners can successfully commercialize them; that our product or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive or blocked by third party proprietary rights or other means; that the products and product candidates referred to in this report or in our other reports will be successfully commercialized and their use reimbursed, or will enhance our market value; that our non-core businesses can be effectively partnered or monetized or that valuation for them can be effectively obtained; that new product opportunities or commercialization efforts will be successfully established; that third parties on whom we depend will perform as anticipated; that we can raise sufficient capital from partnering, monetization or other fundraising transactions to adequately fund ongoing operations; or that we will not be adversely affected by these or other risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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